EXHIBIT 4.27
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
QUALCOMM Incorporated (“Qualcomm,” the “Company,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 6,000,000,000 (Six Billion) shares of common stock, $0.0001 par value, and 8,000,000 (Eight Million) shares of preferred stock, $0.0001 par value. Our Board of Directors is authorized to establish one or more series of preferred stock and to set the powers, preferences and rights, as well as the qualifications, limitations or restrictions, of such series. These rights of the series of preferred stock may include, without limitation, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences.
Listing
Our common stock is listed on The Nasdaq Stock Market LLC (Nasdaq Global Select Market segment) under the symbol “QCOM.”
Voting Rights
The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, matters will generally be decided by a majority of the votes cast. Our stockholders do not have the right to vote cumulatively.
Board of Directors
Our Bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution duly adopted by the Board of Directors. Our Board of Directors is not classified (i.e., all directors are elected annually).
Our Certificate of Incorporation provides that directors may be removed with or without cause upon the approval of a majority of the outstanding shares entitled to vote.

Our Certificate of Incorporation and Bylaws provide that a vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either a majority of the voting power of the then-outstanding shares or by a majority of the directors then in office. A vacancy created by an increase in the number of authorized directors may be filled only by a majority of the directors then in office.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon Liquidation
Subject to any preferential rights of outstanding shares of preferred stock, upon any liquidation or dissolution of Qualcomm, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund, redemption provisions, or preemptive, conversion or exchange rights. There are no restrictions on transfer of our common stock, except as required by law or as may be contractually agreed between the Company and a stockholder with respect to such stockholder’s shares.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect.
Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our Certificate of Incorporation nor our Bylaws contains a provision electing to “opt-out” of Section 203.
Advance Notice and Proxy Access Provisions. Our Bylaws require timely advance notice for stockholders seeking to bring business before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. The Board of Directors or the chair of the meeting of stockholders may declare that business was not properly brought before the meeting, and such business shall be disregarded, if the Board of Directors or the chair of the meeting, in its, his or her sole discretion, determines that the proposing stockholder has failed to comply with the requirements of our Bylaws. Similarly, the Board of Directors or the chair of the meeting may declare a director nomination invalid, and such nomination shall be disregarded, if the nominating stockholder and/or the proposed nominee have failed to comply with the requirements of our Bylaws, as determined by the Board of Directors or the chair of the meeting of stockholders in its, his or her sole discretion.
Further, under the “proxy access” provisions of our Bylaws, we must include in our proxy statement for an annual meeting of stockholders the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified notice and other requirements in our Bylaws by a single stockholder or by a group of up to 20 stockholders. Among other requirements in our Bylaws, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns and has owned continuously for at least the preceding three years, at least 3% of the company’s outstanding common stock. Our Bylaws contain limitations on the maximum number of “proxy access” nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting. The Board of Directors or the chair of the meeting of stockholders may declare a nomination by an eligible stockholder to be invalid, and such nomination shall be disregarded if the nomination was not made in accordance with the procedures prescribed by our Bylaws.
These provisions might preclude our stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders if the proper procedures are not followed.

Special Meetings of Stockholders. Special meetings of stockholders may be called by our Chair of the Board, our Chief Executive Officer, our President or our Board of Directors (by resolution adopted by a majority of the total number of authorized directors). In addition, special meetings of stockholders may be called by the Secretary of the Company at the written request of a stockholder or group of stockholders holding and aggregate net long ownership position of at least 25% of the Company’s outstanding common stock, who have held such ownership position continuously for at least one year. The right to call a special meeting is subject to informational, timing and other requirements specified in the Bylaws, which are intended to ensure that stockholders receive adequate information in connection with a special meeting and to avoid the unnecessary use of resources that would result from holding multiple stockholder meetings in a short time period.
Stockholder Action by Written Consent without a Meeting. Our Certificate of Incorporation and our Bylaws provide that no action shall be taken by the stockholders by written consent.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

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